EXHIBIT 10.3

GUC DISTRIBUTION AGREEMENT

BETWEEN

XYBERNAUT CORPORATION,

XYBERNAUT SOLUTIONS, INC.

AND

HOWARD S. COHEN

DATED AS OF NOVEMBER __, 2006

GUC DISTRIBUTION AGREEMENT

PREAMBLE

This Agreement (the “Agreement”) is made as of this      day of November, 2006, by and among Xybernaut Corporation and Xybernaut Solutions, Inc., as reorganized and merged by the confirmed Plan (as that term is defined herein) and pursuant to State law (“Xybernaut”), on the one hand, and Howard S. Cohen (the “GUC Representative”) on the other. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated October 11, 2006, as may be further modified by order of the Bankruptcy Court (the “Plan”). Notwithstanding the date of execution, this Agreement shall only become effective on the Effective Date.

RECITALS

WHEREAS, on July 25, 2005, Xybernaut Corporation and Xybernaut Solutions, Inc. (the “Debtors”) each filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code, in the Bankruptcy Court; and

WHEREAS, on October 11, 2006, the Debtor filed the Plan with the Bankruptcy Court; and

WHEREAS, on November      , 2006, the Bankruptcy Court entered an Order confirming the Plan; and

WHEREAS, pursuant to, and upon the Effective Date of, the Plan, the Debtors’ property and assets shall vest in the Reorganized Debtors pursuant to the terms of the Plan;

WHEREAS, as provided for in the Plan, Mr. Cohen shall be the GUC Representative; and

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Plan Definitions. To the extent an initially capitalized term is not otherwise defined herein, such term shall have the meaning set forth in the Plan.

Section 1.2 Defined Terms. As used herein, the terms below shall have the following meanings:

(a) “Administrative Reserve” has the meaning set forth in Sections 3.1(a)(ii) and 3.3 hereof.

(b) “Agreement” has the meaning set forth in the Preamble.

(c) “Catch-Up Distribution” has the meaning set forth in Section 3.2(c) herein.

(d) “Debtors” has the meaning set forth in the Preamble.

(e) “Disputed Claims Reserve” has the meaning set forth in Sections 3.1(a)(i) and 3.2 herein.

(f) “Distributions” has the meaning set forth in Section 3.1(a) herein.

(g) “GUC Representative” has the meaning set forth in the Preamble and as set forth in Section 1.41 of the Plan.

(h) “Initial Distribution” means, with respect to an Allowed General Unsecured Claim, the first distribution of Cash made on account of such Allowed General Unsecured Claim to the holder thereof.

(i) “Indemnified Parties” has the meaning set forth in Section 5.6 hereof.

(j) “One-Year Period” has the meaning set forth in Section 3.4(a) hereof.

(k) “Plan” has the meaning set forth in the Preamble.

(l) “Plan Documents” means any documents, agreements, orders or instruments evidencing or implementing the Plan, including without limitation this Agreement, the Plan, the Confirmation Order and documents contained in the Plan Supplement.

(m) “Reserves” has the meaning set forth in Section 3.1(a) herein.

(n) “Supplemental Distribution” means, on each Distribution Date, the amount of Available Cash to be distributed to holders of Allowed General Unsecured Claims under the Plan.

(o) “Unclaimed Property” has the meaning set forth in Section 3.4(a) herein.

(p) “Unclaimed Property Reserve” has the meaning set forth in Section 3.4(a) herein.

(q) “Underfunded Reserve” means any of the Reserves in which there are insufficient funds to pay operating expenses or Allowed General Unsecured Claims which should have been paid from such Reserves.

ARTICLE II

ACCEPTANCE OF POSITIONS AND OBLIGATION TO PAY CLAIMS

Section 2.1 Acceptance. (a) Howard S. Cohen accepts employment as the GUC Representative of the Debtors’ estates, for the purposes more fully set forth in the Plan and herein below and implementing the Plan; (b) Howard S. Cohen agrees to observe and perform all duties and obligations imposed upon the GUC Representative (as GUC Representative of the Debtors’ estates) under this Agreement, the Plan, orders of the Bankruptcy Court and applicable law; and (c) Howard S. Cohen hereby discloses that he is a principal of Parente Randolph, LLC, the financial advisors of the Creditors’ Committee and may use Parente Randolph, LLC to assist him in the discharge of his duties hereunder.

Section 2.2 Payment of Claims. Howard S. Cohen, solely in his capacity as the GUC Representative, agrees to pay from the GUC Distribution Fund all Allowed General Unsecured Claims in accordance with the terms and conditions of the Plan, and orders of the Bankruptcy Court, including the Confirmation Order, and this Agreement. The GUC Representative shall be the only authorized signatory and disbursement agent in respect of the GUC Distribution Fund.

ARTICLE III

ADMINISTRATION

Section 3.1 Establishment and Maintenance of Reserves and Escrows.

(a) Initial Establishment of Accounts and Reserves. On the Effective Date or as soon thereafter as practicable, the GUC Representative shall establish the GUC Distribution Fund, (A) into which shall be deposited the initial distribution of the $175,000.00 provided by the ERC Term Loan, any portion of the proceeds from the Litigation Fund in accordance with Section 5.2 of the Plan, and proceeds from the GUC Subordinated Plan Note, in accordance with Section 5.4 of the Plan, and (B) from which shall be made all distributions (“Distributions”) (1) on the Initial Distribution Date on account of General Unsecured Claims that were Allowed Claims on or before the Effective Date, and (2) on each subsequent Distribution Date. Further, the GUC Representative shall establish the following reserves with the amounts in the GUC Distribution Fund (the “Reserves”):

(i) Disputed Claims Reserve. An allocation of an amount in the GUC Distribution Fund, designated as a “disputed claims reserve,” as described more fully in Section 3.2 below (the “Disputed Claims Reserve”).

(ii) Administrative Reserve. An allocation of an amount in the GUC Distribution Fund, designated as an “Administrative Reserve,” as described more fully in Section 3.3 below (the “Administrative Reserve”).

(b) Subsequent Establishment of Accounts. Reserves and Escrows. On or after the Effective Date, the GUC Representative (i) shall establish and maintain an Unclaimed Distributions Reserve as defined in Section 3.4 of the Agreement and such additional accounts, reserves and escrows as may be required by applicable law or by order of the Bankruptcy Court and (ii) may establish and maintain such additional accounts, reserves and escrows as it deems necessary or desirable to carry out the provisions of the Plan and the Agreement.

(c) Underfunding and Overfunding of Reserves. To the extent that the provisions of this Agreement require the GUC Representative to fund a Reserve or to transfer Cash to any Underfunded Reserve and there does not exist sufficient Cash to fully fund all Reserves, the GUC Representative shall fund the Reserves and/or the Underfunded Reserve as it deems appropriate and in the best interests of the General Unsecured Creditors.

Section 3.2 Disputed Claims Reserve.

(a) On the Effective Date (or as soon thereafter as is practicable) and from time to time thereafter, including on each Distribution Date, the GUC Representative shall allocate funds within the GUC Distribution Fund to the Disputed Claims Reserve with an amount estimated by the GUC Representative as necessary to satisfy the pro-rata share of the Distributions to which holders of Disputed General Unsecured Claims would be entitled under the Plan as of such date if such Disputed General Unsecured Claims were Allowed Claims in their Disputed Claim amount; provided, however, that the GUC Representative on behalf of the Debtors’ estates may, at any time, file motion(s) pursuant to section 502(c) of the Bankruptcy Code for order(s) estimating and limiting the amount of Cash which shall be deposited in the Disputed Claims Reserve in respect of any Disputed General Unsecured Claims, with notice and an opportunity to be heard to the affected holders of such Disputed General Unsecured Claims.

(b) From time to time and in any event on each Distribution Date, the GUC Representative shall determine the amount of Cash required to adequately maintain the Disputed Claims Reserve on and after such date and maintain a reserve of Cash in such amount. If, and to the extent that, after making and giving effect to the determination referred to in the immediately preceding sentence and the distributions described below, the GUC Representative determines that the Disputed Claims Reserve: (i) contains Cash in an amount in excess of the amount then required to adequately maintain the Disputed Claims Reserve, then at any such time the GUC Representative shall allocate such surplus Cash, first, to any Underfunded Reserve (but only to the extent of any underfunding) and, next, to the GUC Distribution Fund, or (ii) does not contain Cash in an amount sufficient to adequately maintain the Disputed Claims Reserve, then at any such time the GUC Representative shall allocate Cash from any overfunded Reserve until the deficit in the Disputed Claims Reserve is eliminated.

(c) After a final order has been entered, or other final resolution has been reached, with respect to any given Disputed General Unsecured Claim for which Cash was reserved in the Disputed Claims Reserve, the balance, if any, of Cash remaining in the Disputed Claims Reserve on account of such Disputed General Unsecured Claim after making any Initial Distribution or such later distribution to make such Claim holder receive its pro rata share of amounts already distributed to other General Unsecured Claim holders (a “Catch-Up Distribution”) to which the holder of such Claim may have become entitled by virtue of such final order or other final resolution shall be transferred, first, to any Underfunded Reserve (but only to the extent of any underfunding) and, next, to the GUC Distribution Fund.

(d) Notwithstanding that the Allowed amount of any Disputed General Unsecured Claim is reconsidered under the applicable provisions of the Bankruptcy Code and Bankruptcy Rules or is Allowed in an amount for which after application of the payment priorities established by this Plan there is insufficient value to provide a recovery equal to that received by other holders of Allowed General Unsecured Claims, no Claim holder shall have recourse against the GUC Representative or any of his professional consultants, attorneys, advisors, or his successors or assigns, or any of their respective property.

Section 3.3 Administrative Reserve.

(a) On the Effective Date, a $5,000 reserve shall be established in the GUC Distribution Fund for the GUC Representative’s distributional fees and expenses and the GUC Representative may charge the GUC Distribution Fund for any reasonable excess approved by the Post-Effective Date Creditors’ Committee.

Section 3.4 Unclaimed Distributions Reserve.

(a) If any Distribution to any holder of an Allowed General Unsecured Claim is returned to the GUC Representative as undeliverable as provided in Section 6.3 of the Plan (“Unclaimed Property”), such Distributions shall be deposited in the GUC Distribution Fund and ear-marked and designated as an “Unclaimed Property Reserve” (the “Unclaimed Property Reserve”) and no further Distributions shall be made to such holder unless and until the GUC Representative has been notified of the then current address of such holder. Once a Distribution to a General Unsecured Creditor under the Plan becomes Unclaimed Property, the GUC Representative shall, subject to the limitations set forth herein and in the Plan, (i) hold such Unclaimed Property in the Unclaimed Property Reserve solely for the benefit of such holder or holders which have failed to claim such Unclaimed Property for the period of one year from the later of (a) the Effective Date and (b) the date such holder’s General Unsecured Claim is Allowed (the “One-Year Period”); and (ii) release the Unclaimed Property from the Unclaimed Property Reserve and deliver to the holder entitled thereto upon presentation during such One-Year Period of proper proof by such holder of its entitlement thereto. If the Unclaimed Property remains in the Unclaimed Property Reserve beyond the One-Year Period, such Unclaimed Property shall revert to the GUC Distribution Fund for the benefit of all other General Unsecured Claim holders. Such funds shall not be subject to escheat laws of any state. GUC Representative shall have no obligation to attempt to locate any holder of an Allowed General Unsecured Claim other than reviewing the Debtors’ books and records (including any proofs of claim filed against the Debtors).

Section 3.5 Distributions to Holders of Allowed General Unsecured Claims.

(a) Initial Distributions. The initial distribution of the $175,000.00 provided by the ERC Term Loan from the GUC Distribution Fund (less reserves established for fees, costs and expenses and reserves for Disputed General Unsecured Claims, if any) shall occur within thirty (30) days of the Effective Date and distributions thereafter shall occur within thirty (30) days of such time as the amount in the GUC Distribution Fund exceeds $100,000.00.

(b) Additional Distributions. The GUC Representative shall make additional Distributions and Catch-Up Distributions from the GUC Distribution Fund to holders of Allowed General Unsecured Claims when and as required under the Plan, Confirmation Order, this Agreement and the other Plan Documents.

Section 3.6 De Minimis Distributions. Notwithstanding any other provision of the Plan, other Plan Documents, or this Agreement, the GUC Representative shall not have an obligation to make Distributions or payments of fractions of dollars, and whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down. No Cash payment of less than $15.00 shall be made to the holder of any Allowed General Unsecured Claim.

Section 3.7 Investment of Cash. The GUC Representative shall invest the GUC Distribution Fund’s Cash, including the Cash in the Reserves, in: (a) direct obligations of the United States of America or obligations of any agency or instrumentality thereof that are backed by the full faith and credit of the United States of America, including funds consisting solely or predominantly of such securities; (b) money market deposit accounts, checking accounts, savings accounts or certificates of deposit, or other time deposit accounts that are issued by a commercial bank or savings institution organized under the laws of the United States of America or any state thereof; or (c) any other investments that may be permissible under section 345 of the Bankruptcy Code. Such investments shall mature in such amounts and at such times as the GUC Representative, in the GUC Representative’s sole discretion, shall deem appropriate to provide funds when needed to transfer funds or make payments in accordance with the Plan and this Agreement. The interest or other income earned on the investments of the Cash in the GUC Distribution Fund or other reserve, account or escrow established pursuant to the Agreement, the Plan or any order of the Bankruptcy Court shall constitute a part of such reserve, account or escrow unless and until transferred or distributed pursuant to the terms of the Plan, this Agreement or order of the Bankruptcy Court.

Section 3.8 Treatment of Accounts. For purposes of the Agreement, unless otherwise ordered by the Bankruptcy Court, the GUC Representative may pool for investment purposes any funds which may or which are required to be segregated or placed into separate Reserves, escrows or accounts under the Plan or the Agreement; provided, however, that the GUC Representative shall treat such funds as segregated accounts in its books and records. In addition, notwithstanding any requirement that Distributions hereunder to any holder of an Allowed General Unsecured Claim on the Initial Distribution Date or any Distribution Date be made from a specified Reserve, escrow or account, disbursements may be made as a single aggregate Distribution to such holder of an Allowed General Unsecured Claim; provided, further, that the GUC Representative shall treat the funds so distributed as having been distributed from the appropriate Reserve or account in the GUC Representative’s books and records.

Section 3.9 Use of Assets. All Cash or other property held or collected by the GUC Representative shall be used solely for the purposes contemplated by the Plan, this Agreement the other Plan Documents, and the Confirmation Order.

Section 3.10 Books and Records; Quarterly Reporting. The GUC Representative shall maintain appropriate books and records. The GUC Representative further shall provide quarterly cash basis accountings of all amounts received and distributed, to Xybernaut and the Post-Effective Date Creditors’ Committee.

Section 3.11 Wind Up of GUC Distribution Fund. Once all amounts reasonably expected to be deposited into the GUC Distribution Fund have been deposited and distributed in accordance with this Agreement and the Plan, any remaining de minimis amounts left in the GUC Distribution Fund shall be used to pay any outstanding allowed professional fees of the Creditors’ Committee professionals on a pro rata basis, or, if there are no such outstanding allowed Creditors’ Committee professional fees, such remaining de minimis amounts shall be donated to a nationally recognized charitable organization of the GUC Representative’s choice (i.e., United Way, etc.).

Section 3.12 No Other Duties. Other than the duties and obligations of the GUC Representative specifically set forth or provided for in this Agreement, under the Plan or other Plan Documents, the GUC Representative shall have no duties or obligations of any kind or nature with respect to his employment or position as such.

ARTICLE IV

POWERS AND RIGHTS OF THE GUC REPRESENTATIVE

Section 4.1 Authority. The GUC Representative shall report to the Post-Effective Date Creditors’ Committee and shall be subject to all duties and exercise all powers stated in the Plan and this Agreement. The GUC Representative may rely on advice from Post-Effective Date Creditors’ Committee counsel, but may retain other counsel in respect of Third Party Claims subject to the terms of the Joint Litigation Agreement. In no event shall the GUC Representative be obligated to take any action (or refrain from taking any action) which it believes in good faith to be unlawful or inconsistent with his fiduciary duties as the GUC Representative. The GUC Representative’s duties shall be discharged upon the final distribution from the GUC Distribution Fund provided, however, the indemnity provisions of Section 12.2(e) shall survive and not be discharged.

Section 4.2 Powers of the GUC Representative. The GUC Representative shall be an estate representative under section 1123(b)(3)(B) of the Bankruptcy Code charged with powers and rights contemplated by the Plan (including without limitation, such powers and rights as may be required and agreed under the Joint Litigation Agreement, the power and right to reconcile claims and expenses, and to assert Third Party Claims with the consent of Reorganized Xybernaut, all of which powers and rights shall be exercised pursuant to the GUC Distribution Agreement, the Plan, the Plan Documents and the Confirmation Order), (ii) shall hold and distribute Cash from the GUC Distribution Fund to holders of Allowed General Unsecured Claims in accordance with the provisions of the GUC Distribution Agreement, the Plan, the GUC Subordinated Plan Note, the Plan Documents and the Confirmation Order, and (iii) shall be the only authorized signatory and disbursement agent in respect of the GUC Distribution Fund. Further, the GUC Representative shall have the following specific powers in addition to any powers conferred upon the GUC Representative by any other section or provision of this Agreement, the Plan, or the other Plan Documents; provided, however, that the enumeration of the following powers shall not be considered in any way to limit or control the power of the GUC Representative to act as authorized by any other section or provision of the Agreement or the Plan:

(a) exercising all power and authority that may be exercised, and taking all proceedings and acts that may be taken, including activities consistent with the Plan;

(b) managing the GUC Distribution Fund, establishing the Reserves and investing the GUC Distribution Fund Cash, including, but not limited to, the Cash held in the Reserves in (i) direct obligations of the United States of America or obligations of any agency or instrumentality thereof that are backed by the full faith and credit of the United States of America, including funds consisting solely or predominantly of such securities; (ii) money market deposit accounts, checking accounts, savings accounts or certificates of deposit, or other time deposit accounts that are issued by a commercial bank or savings institution organized under the laws of the United States of America or any state thereof; or (iii) any other investments that may be permissible under section 345 of the Bankruptcy Code;

(c) having signatory authority in respect of the GUC Distribution Fund;

(d) having consultation rights with the Reorganized Debtors with respect to any decision of the Reorganized Debtors regarding whether to pursue any expression of interest and/or bid for the IP Assets;

(e) employing, supervising and compensating from the Administrative Reserve professionals retained to represent the interests of and serve on behalf of the General Unsecured Creditors and the GUC Representative (the “Administrator Professionals”) and compensating from the Administrative Reserve the Administrator Professionals;

(f) objecting to Claims or Equity Interests filed against the Debtors or the Reorganized Debtors on any basis;

(g) seeking estimation of contingent or unliquidated Claims under Bankruptcy Code section 502(c);

(h) seeking determination of tax liability under Bankruptcy Code section 505;

(i) asserting and/or pursuing Third Party Claims, other than the Third Party Litigation, on behalf of the Reorganized Xybernaut if the Reorganized Debtors decline to pursue any such Third Party Claim, provided the GUC Representative receives authorization by the Bankruptcy Court after notice to Reorganized Xybernaut and opportunity for a hearing, or receive written agreement by Reorganized Xybernaut and file a certification regarding the same with the Bankruptcy Court; and

(j) settling, dismissing or otherwise disposing of any Third Party Claims that the GUC Representative is authorized to assert and/or pursue.

Section 4.3 Authority to Object to Claims and Equity Interests and to Settle Disputed Claims and Third Party Claims.

(a) The GUC Representative shall be authorized to object to any Claims or Equity Interests filed against the Debtors or the Reorganized Debtors which are not deemed as Allowed Claims under the Plan.

(b) The GUC Representative shall be authorized and empowered to compromise and settle Disputed Claims that are the subject of the GUC Representative’s Claim objection and Third Party Claims that are the subject of the GUC Representative’s third party actions and execute necessary documents, in consultation with the Post-Effective Date Creditors’ Committee, upon such notice as contemplated by the Plan.

ARTICLE V

SUCCESSION, COMPENSATION, INDEMNITY AND RELATED MATTERS

Section 5.1 Resignation. The GUC Representative may resign by giving not less than thirty (30) days prior written notice, which notice shall be filed with the Bankruptcy Court. The GUC Representative may designate a replacement, provided that such designee is acceptable to the Reorganized Debtors, ERC and the Post-Effective Date Creditors’ Committee. If such designee is not acceptable to any of the foregoing, such resignation shall become effective upon the appointment and Bankruptcy Court approval of a successor GUC Representative.

Section 5.2 Removal. The GUC Representative may be removed for cause at any time by the Bankruptcy Court, upon the request of any holder of an Allowed General Unsecured Claim or the Post-Effective Date Creditors’ Committee. For purposes of this Section 5.2, “cause” shall mean: (a) an act of fraud, embezzlement or theft in connection with the GUC Representative’s duties or in the course of his employment in such capacity, (b) the intentional wrongful damage to property of the Reorganized Debtors, (c) the intentional wrongful disclosure of confidential information of the Debtors, (d) neglect or breach by the GUC Representative of his duties under the Agreement, the Plan or other Plan Documents, or (e) gross negligence by the GUC Representative in connection with the performance of his duties under this Agreement. Unless the Bankruptcy Court orders immediate removal, the GUC Representative shall continue to serve until a successor GUC Representative is appointed, and such appointment becomes effective, in accordance with Section 5.3 hereof. In the event that an action to remove the GUC Representative for cause is commenced, the GUC Representative shall be prohibited from making any distributions or withdrawals from the GUC Distribution Fund immediately upon the commencement of such action.

Section 5.3 Appointment of Successor GUC Representative. In the event of a vacancy by reason of the immediate removal of the GUC Representative or prospective vacancy by reason of resignation (where replacement cannot be made pursuant to Section 5.1 of this Agreement) or removal, the GUC Representative or the Post-Effective Date Creditors’ Committee may file a motion with the Bankruptcy Court on not less than twenty (20) days notice to: (i) parties requesting notice in the Chapter 11 Cases pursuant to Bankruptcy Rule 2002, or (ii) parties designated by the Bankruptcy Court as parties to be noticed following consummation of the Plan, seeking the appointment of a replacement GUC Representative.

Every successor GUC Representative appointed hereunder shall execute, acknowledge and deliver to the Bankruptcy Court, the Reorganized Debtors, and the retiring GUC Representative, if any, an instrument accepting such appointment subject to the terms and provisions hereof. The successor GUC Representative, without any further act, shall become vested with all the rights, powers and duties of the GUC Representative, provided, however, that no GUC Representative shall be liable for the acts or omissions of any prior or subsequent GUC Representative.

Section 5.4 Continuity. Unless otherwise ordered by the Bankruptcy Court, the resignation or removal of the GUC Representative shall not operate to invalidate any action theretofore taken by the GUC Representative. In the event of the immediate removal of the GUC Representative, the Post-Effective Date Creditors’ Committee may act as Interim GUC Representative until a successor GUC Representative is approved by the Bankruptcy Court. In the event of the resignation or removal of the GUC Representative, he shall (a) execute and deliver by the effective date of such resignation or removal such documents, instruments and other writings as may be reasonably requested by the Post-Effective Date Creditors’ Committee or the Bankruptcy Court to effect the termination of the GUC Representative under this Agreement; and (b) assist and cooperate in effecting the assumption of such GUC Representative’s obligations and functions by a successor GUC Representative. If for any reason the GUC Representative fails to execute the documents described in section (a) of the preceding sentence, the Post-Effective Date Creditors’ Committee shall be authorized to obtain an order of the Bankruptcy Court effecting the termination of such GUC Representative’s capacity under this Agreement. The Post-Effective Date Creditors’ Committee shall be entitled to reimbursement of any fees and costs from the GUC Distribution Fund in connection with any action that it takes which is authorized by this Agreement, including any services provided as Interim GUC Representative or action to remove the GUC Representative or action to appoint a successor GUC Representative.

Section 5.5 Compensation. The GUC Representative shall be compensated for services he performs in connection with the Agreement on an hourly basis, in accordance with the hourly rates attached hereto as Exhibit A. The GUC Representative also shall be reimbursed for reasonable out-of-pocket expenses incurred by the GUC Representative in connection with performing the duties provided hereunder. Such compensation and reimbursement shall be funded from the $5,000 Administrative Reserve of the GUC Distribution Fund.

Any out-of-pocket expenses incurred to pursue any Third Party Claims by or on behalf of the GUC Representative shall be payable from the GUC Distribution Fund and Reorganized Xybernaut shall have no liability or responsibility therefore.

The GUC Representative shall provide to the Post-Effective Date Creditors’ Committee monthly bills for services performed. Compensation and expenses to be paid or reimbursed to the GUC Representative as provided herein shall be paid from the Administrative Reserve. Any successor GUC Representative shall receive such reasonable compensation from the Administrative Reserve for service as GUC Representative as may be approved by the Post-Effective Date Creditors’ Committee (without any requirement of Bankruptcy Court approval) and reimbursement from the Administrative Reserve or expenses reasonably incurred in performing the duties of the GUC Representative.

The expenses for which the GUC Representative are entitled to be reimbursed include (without limitation) travel, temporary staff or employee cost, lodging, duplicating, postage, computer research, messenger service and telephone service and the fees and expenses of the Administrator Professionals, including without limitation (x) the reasonable fees and expenses for financial and accounting services provided to the GUC Representative in the performance by the GUC Representative of the duties imposed hereunder, and (y) the reasonable fees and expenses of counsel for services rendered to the GUC Representative in the performance by the GUC Representative of the duties imposed hereunder and also in connection with the review of relevant documentation and the negotiation and enforcement of this Agreement and related provisions under the Plan, and related documents and agreements.

Notwithstanding anything to the contrary herein, neither the Debtors, Reorganized Xybernaut nor ERC shall have any obligation for payment of any fees, costs or expenses of the GUC Representative, the Post-Effective Date Creditors’ Committee or any of their respective professionals. All such fees, costs and expenses shall be paid solely from the GUC Distribution Fund. This provision does not release or limit the obligations otherwise set forth in the Plan to fund the GUC Distribution Fund.

Section 5.6 Standard of Care; Limit of Liability. The GUC Representative shall not have or incur any liability to any holder of a Class 5 Allowed General Unsecured Claim for any act or omission after the Effective Date arising out of the administration of the GUC Distribution Fund, except for willful misconduct, fraud, recklessness or gross negligence. Any such liability of the GUC Representative shall be limited to the amount of the funds held in the GUC Distribution Fund.

Section 5.7 Indemnification. Reorganized Xybernaut shall be indemnified by the GUC Representative from and against any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities arising from, relating to or in connection with any act or omission of the GUC Representative relating to or in respect of distributions from the GUC Distribution Fund; provided that the foregoing shall not release the obligations of the Reorganized Debtors to fund the GUC Distribution Fund pursuant to the Plan

Section 5.8 Reliance by the GUC Representative. The GUC Representative may rely, and shall be fully protected in acting or refraining from acting if it relies, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order or other instrument or document that the GUC Representative reasonably believes to be genuine and to have been signed or presented by the party or parties properly authorized to do so or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties, and the GUC Representative may conclusively rely as to the truth of the statements and correctness of the opinions expressed therein. The GUC Representative may consult with counsel and other professionals regarding matters in their area of expertise, and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or not taken by the GUC Representative. The GUC Representative shall be entitled to rely upon the advice of such professionals in acting or failing to act, and shall not be liable for any act taken or not taken in good faith in reliance thereon. The GUC Representative shall have the right at any time to seek and rely upon instructions from the Bankruptcy Court concerning this Agreement, the Plan or any other Plan Documents, and the GUC Representative shall be entitled to rely upon such instructions in acting or failing to act and shall not be liable for any act taken or not taken in reliance thereon.

ARTICLE VI

TERMINATION

Section 6.1 Termination. The GUC Representative’s duties shall be discharged upon the final distribution from the GUC Distribution Fund provided, however, the indemnity provisions of Section 12.2(e) of the Plan shall survive and not be discharged. Upon the final distribution from the GUC Distribution Fund, the GUC Representative shall file a certification stating that the assets of the GUC Distribution Fund have been exhausted and final Distributions of Cash have been made under the Plan. Upon the GUC Representative’s exhaustion of the assets of the GUC Distribution Fund and completion of the actions specified in the preceding sentence, this Agreement shall terminate.

Except as otherwise specifically provided herein, after the termination of the Agreement pursuant to Section 6.1 above, the GUC Representative shall have no further duties or obligations hereunder, but shall remain subject to the protections of Sections 5.6 and 5.8 of this Agreement.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Descriptive Headings. The headings contained in the Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the Agreement.

Section 7.2 Amendment. Waiver and Modification. The Agreement may not be amended except by an instrument executed by the Debtors (or Reorganized Xybernaut, as appropriate), the Post-Effective Date Creditors’ Committee and the GUC Representative.

Section 7.3 Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the rules of conflict of laws of the State of Delaware or any other jurisdiction, including without limitation the State of Virginia.

Section 7.4 Counterparts; Effectiveness. The Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. The Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

Section 7.5 Severability; Validity. If any provision of the Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of the Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of the Agreement are agreed to be severable.

Section 7.6 Notices. Any notice or other communication hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows (or at such other address for such entity as shall be specified by like notice):

(a) If to the GUC Representative, to:

230 North Ott Street
Allentown, PA 18104
hscohen@ptd.net
Attn: Howard S. Cohen
Telephone: 215-806-0777

with copies to:

BLANK ROME LLP One Logan Square
130 N. 18th Street
Philadelphia, PA 19103 Telephone:215-569-5500 Facsimile:215-569-5555 Attn:	Michael B. Schaedle, Esq.

(b) If to Xybernaut, to:

Xybernaut Corporation
5175 Parkstone Drive, Suite 130
Chantilly, VA 20151-3832 Attn: Perry L. Nolen Telephone:	703-480-0480
Facsimile:	703-480-0488

with copies to:
SKADDEN ARPS
Four Times Square
New York, NY 10036
Attn: D.J. Baker, Esq.
Telephone:	212-735-2150
Facsimile:	917-777-2150

Section 7.7 Relationship to Plan. The principal purpose of this Agreement is to aid in the implementation of the Plan and, therefore, this Agreement incorporates and is subject to the provisions of the Plan. To that end, the GUC Representative shall have full power and authority to take any action consistent with the purposes and provisions of the Plan. In the event that the provisions of this Agreement are found to be inconsistent with the provisions of the Plan, the provisions of the Plan shall control; provided, however, that provisions of this Agreement adopted by amendment and approved by the Bankruptcy Court following substantial consummation (as such term is used in section 1127(b) of the Bankruptcy Code) shall control over provisions of the Plan.

Section 7.8 Retention of Jurisdiction. As provided in Section 11 of the Plan, the Bankruptcy Court shall retain jurisdiction for the purposes of interpreting and implementing the provisions of this Agreement; provided, however, that the retention of jurisdiction shall not require the retention or payment of the GUC Representative or Administrator Professionals to be approved by the Bankruptcy Court.

IN WITNESS WHEREOF, the parties have either executed and acknowledged this Agreement or caused it to be executed and acknowledged on their behalf by their duly authorized officers at of the date first above written.

XYBERNAUT CORPORATION

By:
Perry L. Nolen
President

XYBERNAUT SOLUTIONS, INC.

By:
Edward Maddox
President

HOWARD S. COHEN

Exhibit A to GUC Distribution Agreement

Hourly Rate Schedule of GUC Representative:

Howard S. Cohen:	$415/hour

Principals/Directors:	$300 — $415/hour

Managers/Senior Associates:	$175 — $315/hour

Senior Consultants:	$100 — $175/hour

Para Professionals:	$80 — $100/hour